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                                Exhibit 16.1 to Form 8-K of Kaneb Services, Inc.




November 6, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

              Kaneb Services, Inc. (Commission File Number 1-05083)

We have read Item 4 of Kaneb Services, Inc.'s Form 8-K dated November 6, 1998 and are in agreement with the first and fourth sentences of the first paragraph, the second and third paragraphs, the second sentence of the penultimate paragraph, and the last paragraph.

We make no comment with respect to any other information included in Item 4 of Kaneb Services, Inc.'s Form 8-K.


Yours very truly




PricewaterhouseCoopers LLP